EXHIBIT 10.12

NOTE EXTENSION AGREEMENT

Dated: April 30, 2018

This Loan Extension and Modification Agreement (the “Agreement”) is dated as of this 30th day of April, 2018, by and between Forex Development Corporation, a Delaware corporation (the “Company” or the “Borrower”) and FRH GROUP LTD. (“FRH Group”).

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the following documents:

Convertible Promissory Note Due May 31, 2018, Note Face Value $400,000 Coupon 6% Issue Date May 16, 2016 and the Addendum thereto (the “Promissory Note”).

WITNESSETH:

WHEREAS, the Borrower obtained a loan from FRH Group in the principal amount of $400,000 (the “Loan”);

WHEREAS, the Loan is evidenced by the Promissory Note.

WHEREAS, Pursuant to the Promissory Note is convertible at FRH Group’s option into the Company’s Common Stock at an initial conversion rate is $0.10 per share or 1,000,000 shares if the entire Note was converted , subject to adjustments in certain events as set forth below. In the event that the fair market value of the Company’s common stock is less than $0.10 per share, the conversion price shall be discounted by 30%, but in no event, will the conversion price be less than $0.05 per share with a maximum of 8,000,000 shares if the entire Note was converted, subject to adjustments in certain events;

WHEREAS, under the Promissory Note, the Maturity Date is May 31, 2018 (the “Original Maturity Date”). Upon the Original Maturity Date and, unless and to the extent that the Promissory Note is converted in accordance with the terms therein, all outstanding principal and any accrued and unpaid interest becomes due and owing under such Note and is to be immediately paid by the Company to FRH Group;

WHEREAS, the Company seeks FRH Group’s consent to modify and extend the Original Maturity Date to the date specified hereinafter and, in consideration thereof, the Company and FRH Group have agreed to modify certain terms of the Subscription Agreement as more fully set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and FRH Group agree as follows:

1. Extensions. The Promissory Note is amended to extend the Original Maturity Date from May 31, 2018 to September 30, 2018.

2. No Defaults. The Company, by execution of this Agreement, hereby represents and warrants that as of the date hereof, no Event of Default exists or is continuing with respect to the Promissory Note or the Subscription Agreement.

3. Loan Extension Agreement. It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Promissory Note and that this Agreement shall not act as a novation of such note.

4. Except as expressly amended hereby, the parties hereto acknowledge and confirm that the Promissory Note and Subscription Agreement remain in full force and effect and enforceable in accordance with their terms.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Forex Development Corporation	FRH Group Ltd.

/s/ Mitchell M. Eaglstein	/s/ Felix R. Hong
(Mitchell M. Eaglstein)	(Felix R. Hong)
CEO	President